Exhibit 10.2

FTI Consulting
900 Bestgate Road
Suite 100
Dennis J. Shaughnessy	Annapolis, MD 21401
Chairman of the Board
800.334.5701 toll free
410.224.6366 direct
410.224.6367 fax

dennis.shaughnessy@fticonsulting.com

www.fticonsulting.com

May 17, 2005

Mr. David G. Bannister

205 Lugain Court

Baltimore, Maryland 21208

Dear David:

Jack and I are delighted to extend to you the following offer for employment at FTI.

1.	Position – Sr. Vice President/ Sr. Managing Director in charge of Corporate Development.

2.	Base Compensation – $300,000 a year.

3.	Bonus Opportunity – Participation in mutually designed bonus program with an earning opportunity of 3X your base salary upon achievement of goals.

4.	Stock Options – Initial stock option grant of 75,000 shares to be augmented by participation in a new senior management equity program to be rolled out in the second half of 2005.

5.	Benefits – Full company benefits.

6.	Special Benefits – Company car.

7.	Location – Initially, Annapolis.

We are very enthusiastic about the potential of you joining FTI in a role which we feel will be extremely important to our long term growth. In the position of Sr. Vice President in charge of Corporate Development you will report directly to Jack and myself, have a seat on the Executive Committee, and be the primary responsible executive for the development and execution of our external growth activity through either corporate acquisitions or acquisitions of individual group practices.

I look forward to discussing this opportunity in detail with you and hope that we can develop a meeting of the minds so that you can quickly join the FTI team

Best regards,

/s/ Dennis J. Shaughnessy
Dennis J. Shaughnessy

Accepted:

/s/ David G. Bannister	5/17/05
David G. Bannister	Date